Exhibit 10.8

ENPRO INDUSTRIES, INC.
MANAGEMENT STOCK PURCHASE DEFERRAL PLAN
(EFFECTIVE AS OF OCTOBER 29, 2012)

THIS AMENDMENT to the EnPro Industries, Inc. Management Stock Purchase Deferral Plan (As Established Effective on October 29, 2012) (the “Plan”) is adopted by EnPro Industries, Inc. (the “Company”).
WHEREAS, the Company has adopted and maintains the Plan as a nonqualified deferred compensation plan for the benefit of certain of its employees; and
WHEREAS, the Plan authorizes the amendment of the Plan at any time by the Company; and
WHEREAS, the Company desires to amend the Plan as set forth herein to (i) cease deferral elections for Plan Years beginning on and after January 1, 2017, and (ii) change the method for crediting dividend equivalents on Stock Units from and after the date hereof; and
WHEREAS, the amendment to the Plan as set forth herein has been approved by the Compensation and Human Resources Committee of the Board of Directors of the Company.
NOW THEREFORE, the Plan is hereby amended as follows effective as of the date hereof:
1.Section 3.1 of the Plan is amended in its entirety to read as follows:
“3.1    Eligibility
The Committee shall designate which Employees shall be Eligible Employees for a given Plan Year. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year. The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of the Employee Retirement income Security Act of 1974, as amended. Notwithstanding any provision of the Plan to the contrary, no Employee shall become a Participant for any Plan Year beginning on or after January 1, 2017, and no deferral elections shall be permitted under the Plan for any Plan Year beginning on or after January 1, 2017. Each Employee who had become a Participant for any Plan Year beginning before January 1, 2017 shall continue to participate in the Plan to the extent provided herein.”

2.Section 3.4 of the Plan is amended in its entirety to read as follows:
“3.4    Account Adjustments
For periods prior to July 26, 2016, each Payment Sub-Account shall be credited with additional whole or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Payment Sub-Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Notwithstanding any provision of the Plan to the contrary, effective July 26, 2016 and thereafter, each Payment Sub-Account shall be credited with additional cash for the cash dividends paid on the Common Stock based on the number of Stock Units in the Payment Sub-Account on the applicable dividend record date. This additional cash credited to the Payment

Sub-Account will accrue interest at the annual rate of 2%, compounded annually. Each Payment Sub-Account shall also be equitably adjusted as determined by the Committee in the event of any stock dividend, stock split or similar change in the capitalization of the Company.”

3.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Name: Robert S. McLean
Title: Chief Administrative Officer, General Counsel and
Secretary

Date:	July 26, 2016

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